Exhibit 21.1
SUBSIDIARIES OF THE COMPANY
LISTED BELOW ARE THE DIRECT AND INDIRECT SUBSIDIARIES OF
TRANSTECHNOLOGY CORPORATION

Subsidiary	Jurisdiction of Incorporation
TTERUSA, Inc.	New Jersey
TT Connecticut Corporation	Connecticut
Rancho TransTechnology Corporation	California
Retainers, Inc.	New Jersey
SSP Industries	California
SSP International Sales, Inc.	California
TT Minnesota Corporation	Minnesota
TransTechnology International Corporation	Virgin Islands
TransTechnology International Corporation	Delaware
TransTechnology Germany GmbH	Germany